UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hercules Technology Growth Capital, Inc.

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Commencing June 19, 2014, Hercules Technology Growth Capital, Inc. sent the following communication to certain stockholders

Date: June 19, 2014

Re:	Hercules Technology Growth Capital, Inc. (“HTGC”) 2014 Annual Meeting and Response to Glass Lewis & Co. (“Glass Lewis”) Voting Recommendations

We are providing the following in response to Glass Lewis’ recommendations to vote “no” on our advisory vote on executive compensation (the “Advisory Vote”) and to withhold support from our director nominee.

Advisory Vote on Executive Compensation. We believe Glass Lewis’ position on our Advisory Vote reflects an inconsistent and incomplete assessment of our executive compensation for 2013, in particular, as it relates to the following.

•	Glass Lewis concluded that our 2013 executive compensation was adequately aligned with our corporate performance. As we indicated in our proxy statement for the 2014 annual meeting, the primary objective of our compensation committee in setting executive compensation is to ensure pay-for-performance alignment. Glass Lewis concluded that we achieved this objective with the compensation paid to our CEO and other named executive officers (“NEOs”) during 2013. Specifically, Glass Lewis stated the following in its report (emphasis added):

As indicated by the Glass Lewis’ pay-for-performance model, the Company has adequately aligned executive pay and corporate performance. At this point in time, Glass Lewis has not identified pay-for-performance issues with the Company that should be of substantial concern to shareholders.

Elsewhere in its report, Glass Lewis noted its emphasis is on the “extent to which the Company links executive pay with performance”, and it provided graphical analysis indicating that our business performance and contributions to shareholder wealth generally exceeded that of our peer group.

•	We do not believe Glass Lewis fully reviewed our proxy materials, including the additional proxy materials filed on June 11, 2014, which discuss constraints on our ability to use a formula-based approach in setting executive compensation levels. As summarized in our additional proxy materials filed on June 11, 2014 (the “Additional Materials”), as an internally-managed business development company (“BDC”), the Investment Company Act of 1940 (the “1940 Act”) constrains our ability to implement compensation programs that would restrict the discretion and decision-making authority of our compensation committee. Given these constraints, our compensation committee evaluates our performance on a relative basis when setting compensation levels. As discussed above, Glass Lewis concluded that we achieved the objective of pay-for-performance alignment during 2013. Further, our compensation expense for 2013, including the compensation awarded to our CEO and other NEOs, was below the median of our BDC peer group. A copy of the Additional Materials is attached to this memorandum.

Recommendation Regarding Director Nominee. We believe that Glass Lewis’ recommendation to withhold votes from our director nominee is not justified by its own conclusions regarding our pay-for-performance alignment during 2013, or in light of actions we anticipate taking in the expansion of our board of directors.

•	Glass Lewis’ recommendation is inconsistent with the pay-for-performance analysis noted in its report. Our compensation committee’s objective is to achieve pay-for-performance alignment when setting CEO and NEO compensation. As discussed above, in our proxy statement and in our Additional Materials, we believe, and Glass Lewis agrees, that the compensation paid by us during 2013 adequately aligned executive compensation with our corporate performance. In light of such pay-for-performance alignment, and the constraints imposed by the 1940 Act on our ability to maintain performance-based incentive plans, we do not believe Glass Lewis’ recommendation to withhold votes from our director nominee is justified.

•	Our Nominating and Corporate Governance Committee (“Nominating Committee”) is evaluating an expansion of our board. As we disclosed in our proxy statement, our board and Nominating Committee are reviewing and evaluating our corporate governance framework, including the expansion of the size of our board.

Commencing June 11, 2014, Hercules Technology Growth Capital, Inc. sent the following communication to certain stockholders

Date:	June 11, 2014

Re:	Hercules Technology Growth Capital, Inc. (“HTGC”) 2014 Proxy Statement and “Say-on-Pay” Advisory Vote

We would like to highlight the following to assist in your review of our 2014 Proxy Statement (the “Proxy Statement”) in connection with your consideration of the advisory vote to approve our named executive officer (“NEO”) compensation, as presented in Proposal 3 of our Proxy Statement.

•	As a Business Development Company, the 1940 Act constrains our ability to maintain performance-based incentive plans. We are an internally-managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The 1940 Act limits our ability to implement and maintain certain incentive compensation programs that would restrict the discretion and decision-making authority of our compensation committee. For example, the 1940 Act prohibits us from implementing a performance-based cash incentive compensation plan that restricts compensation committee discretion in the sizing of cash bonuses given that we also maintain an equity incentive plan for our NEOs and other employees.

•	Our compensation committee seeks pay-for-performance alignment when determining cash and equity awards. We believe our compensation actions illustrate an alignment between the compensation of our NEOs and our performance during 2013. In addition to the individual contributions of our NEOs to our performance, the compensation paid to our NEOs for 2013 was determined in light of our strong financial performance during 2013. Our compensation committee considered the following aspects of our performance in connection with its determination of 2013 NEO compensation:

¡	Shareholder Return – The total realized shareholder return on our common stock during 2013 was approximately 59%, which ranked first against our BDC peer group.

¡	Total Investment Income – We had a record level of total investment income of approximately $139.7 million, an increase of 43.3% compared to the prior year.

¡	Net Investment Income – We increased our net investment income (“NII”) by 52%, and our NII per share increased by approximately 27%.

¡	Originations – We had record origination levels of approximately $705 million in debt and equity commitments to new and existing portfolio companies.

•	Our total compensation expense for 2013 was below the median of our BDC peer group. When sizing our cash bonus pool and allocating bonus awards, our compensation committee evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other BDCs. With respect to 2013, the committee considered company-wide compensation expense as a percentage of average assets among our BDC peer group. Based on this measure, for 2013, our compensation expense was below the median of our peer group.

Further information about the compensation paid to our NEOs with respect to fiscal 2013 is provided in the

“EXECUTIVE COMPENSATION” section of our Proxy Statement, as filed with the Securities and

Exchange Commission on May 23, 2014.